Fufaiting Financing Contract

(Contract No. 2012DY-F1205)

(This is a Summary Translation for Reference Only)

Party A:            Inner Mongolia Yongye Nongfeng Biotechnology Co., Ltd.

Legal Representative:

Party B:            CITIC Bank Corporation Limited (CITIC), Hohhot Branch

Legal Representative:	SUN Xiaofan

Place of Execution:	Hohhot Branch
Date of Execution:	December 5, 2012

Party A applies to Party B for financing by selling in the Fufaiting method Party A’s accounts receivable from its export business and Party B accepts Party A’s application. The two parties have entered into the following contract in accordance with the applicable law and statutes.

Article I            Definition

1.        “Fufaiting” means the financing activity provided by Party B by buying out with the waiver of recourse the long-term promissory bills and long-term debts guaranteed or confirmed by bank letter of credit/acceptance notes obtained legitimately by Party A from its export business, long-term promissory bills issued by Party A guaranteed by an importer’s bank, or long-term promissory bills issued by an importer.

2.        “Buy-out target” means accounts receivable represented in the form of certain notes and invoices and all the associated rights, including but not limited to right to demand payment, guarantee interest, recourse against a third party but excluding Party A’s responsibilities and obligations under any trade contracts with regard to any person and/or relevant third party.

3.        “Term of the buy-out” means the period from the day of Party B’s buy-out of such debts to the due date of the bank letter of credit/acceptance note or other predetermined due date, or to the due date of the bank letter of credit/acceptance note from an importer’s bank, plus at least a 3-day grace period.

4.        “Buy-out net amount” means the amount of the face value of the debt claims minus the buy-out interest.

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Article II           Notes and Invoices That Party A Must Provide

At the time of transferring the debt claims underlying the long-term letters of credit by Party A to Party B, Party A must provide the following to Party B:

1.        Copies of letters of credit and their amendments (if any);

2.        Copies of all the notes and invoices underlying such letters of credit;

3.        The original copies of the bank promissory notes or acceptance bills;

4.        Other documents requested by Party B.

If the debt claims transferred by Party A are not under any letters of credit (including but not limited to bank promissory notes or acceptance bills), Party A must provide to Party B the following notes and invoices:

1.        Original bank promissory notes or acceptance bills with words “guarantee” or “acceptance” and seals from the issuing bank;

2.       Original letters of credit and their amendments (if any) and confirmation letters/telegraphs from the issuing bank agreeing to the transfer of the rights underlying such letters of credit;

3.        Copies of all notes and invoices underlying bank promissory notes or acceptance bills;

4.        Other documents requested by Party B.

Article III          Business Procedures

During the effective period of this contract, Party A must submit a “Fufaiting Financing Application” to Party B for each Fufaiting service. Such application will be the irrevocable offer from Party A and will be the component part of this contract. Upon approval, Party B will deposit the buy-out net amount to following Party A’s account:

Bank:    CITIC Bank Corporation Limited (CITIC), Hohhot Branch

Account Number:           7271310182200023199

Article IV          Calculation of the Buy-out Net Amount

The two parties agree that the calculation method for the buy-out net amount is:

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Fufaiting buy-out net amount = face value of the debt claims – buy-out interest – relevant fees;

Buy-out interest = face value of the debt claims x term of the buy-out (number of days) x buy-out rate/360;

Buy-out rate = LIBOR + risk rate (risk rate is to be determined by the country rating of the importing country and the credit assessment of the letters of credit issuing bank);

Grace period is the number of days between the due dates of the accounts receivable and the actual dates when Party B receives payments.

Relevant fees mean expenses involved in settlements.

Article V           Party A’s Representations and Warranties

1.        When applying for Fufaiting service hereunder, Party A must promptly provide to Party B the letters of credit and bank promissory notes or acceptance bills mentioned in Article II. Party B has the right to refuse to handle the Fufaiting service if the bank promissory notes or acceptance bills do not meet Party B’s requirements.

2.        The bank promissory notes or acceptance bills mentioned in Article II submitted are authentic and valid and meet the international standards or customs, the state’s relevant regulations and Party B’s requirements.

3.        Party A has the complete rights to the debt claims transferred to Party B in accordance with the provisions herein, there are no defects on such rights, and such rights have not been transferred either in part or in whole to any third party.

4.        The transfer of the claims hereunder is complete transfer and Party B will have the complete rights to such claims.

5.        The background of trades involved in this contract is true and legitimate and there is no situation where there are fraud or any trade in violation of law, any stop orders from any bank or judicial organization, thus causing Party A to be unable to recover such debt claims.

6.        All the conditions (buy-out net amount, buy-out rate and term as determined by Party B) governing such buy-out are to be based on those set forth in the review section of the “Fufaiting Financing Application,” and Party A completely accept such conditions.

7.        Party A transfers completely and legally the debt claims hereunder to Party A; however such transfer will not cause Party B to be responsible for any of Party A’s obligations under any specific trade contract, and Party A is still responsible for any such obligations.

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8.        After obtaining financing, if Party A receives any payment applicable to the accounts receivable hereunder, Party A must notify Party B immediately and hand over such payment to Party B.

9.        Party A must assist Party B at Party B’s request in collecting payments for such accounts receivable.

Article VI          Waiver of Recourse and Exceptions

After Party B has processed the Fufaiting service applied for by Party A, Party B will obtain the notes and invoices corresponding to the debt claims and Party B will waive recourse against Party A except under the following circumstances:

1.        The notes and invoices involving the trades are not authentic or are in violation of laws, statutes and regulations;

2.        The notes and invoices corresponding to the debt claims transferred hereunder are fraudulent;

3.        Party A violates the representations and warranties made in Article V herein or other provisions stipulated herein;

4.        There are stop-payment orders placed by any court on the letters of credit corresponding to the notes and invoices regarding the debt claims;

5.        Party A willfully, or Party A’s negligence, causes any defects to the effectiveness of this contract or obstructs Party B’s exercise of any rights transferred.

Upon the occurrence of any of the above, Party B shall have the right to demand that Party A return all the amount that Party B has paid to Party A and assume responsibility for all losses suffered by Party B. In addition, Party B shall have the right to charge Party A a default penalty at the following rate starting from the date of the buy-out until the full repayment of all the buy-out amount:

(1)      At the daily rate of 0.05% on the buy-out net amount;

(2)      (N/A)

(3)      (N/A)

Upon the occurrence of the above, Party B shall have the right to deduct the relevant amount directly from Party A’s account with Party B or to pursue Party A by other means.

If Party A’s breach causes Party B to resort to litigation, arbitration or other means to realize its claims, Party A must be responsible for the collection fees, litigation fees (or arbitration fees), insurance fees, public announcement fees, enforcement fees, attorney fees, travel and lodging expenses and other fees incurred by Party B.

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Article VII         Other Matters

1.        All the “Fufaiting Financing Applications” hereunder are the inseparable parts of this contract.

Article VIII       Governing Law

This contract is governed by the law of the People’s Republic of China

Article IX         Resolution of Dispute

All disputes arising from this contract must be resolved through consultation between the two parties; if such consultation fails, either party may submit such disputes to the court at Party B’s location for resolution.

Article X           Effectuation, Modification and Dissolution

This agreement shall become effective upon execution by the respective representatives of the parties hereto;

After this contract has become effective, neither party can make modify or dissolve it without the other party’s approval; if the contract does need to be modified or dissolved, written notice must be given at least 30 days in advance and the parties hereto must enter into written agreement regarding its dissolution.

Article XI         This contract is in duplicates with one to each party.

Party A:	(Seal or Special Business Seal)
/seal/ Inner Mongolia Yongye Nongfeng Biotechnology Co., Ltd.

Legal Representative:   /s/ ZHAO Shijun

Party B:	(Seal or Special Business Seal)
/seal/ CITIC Bank Corporation Limited (CITIC), Hohhot Branch,

Legal Representative:   /s/ SUN Xiaofan

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